List of Trustees who have signed an Indemnification Agreement:

Barbara M. Baumann

Liaquat Ahamed

Jonathan de St. Paer

Katinka Domotorffy

Catharine Bond Hill

Gregory G. McGreevey

Jennifer Williams Murphy

Marie Pillai

Warren Lowell Putnam

George Putnam III

Robert L. Reynolds

Manoj P. Singh

Mona K. Sutphen

Kenneth Yutaka Tanji

Jane E. Trust